Exhibit 99.1

PRESS RELEASE

PIERIS PHARMACEUTICALS APPOINTS LOUIS A. MATIS, M.D., AS CHIEF DEVELOPMENT OFFICER

FREISING, GERMANY, August 18, 2015 – Pieris Pharmaceuticals, Inc. (NASDAQ: PIRS), a biotechnology company advancing novel biotherapeutics through its proprietary Anticalin® technology platform, today announced that it has appointed Louis Matis, M.D., as Senior Vice President and Chief Development Officer. Dr. Matis is an accomplished executive in the biotech industry and brings to Pieris a demonstrable track record of success in the development of novel biotherapeutics spanning more than two decades.

“Lou’s appointment will have a major and positive impact for Pieris, as we progress our lead Anticalin®-based therapeutic proteins into and through clinical trials in anemia, asthma, and immuno-oncology,” commented Stephen Yoder, President and Chief Executive Officer of Pieris. “His deep background in immunobiology and medical oncology, and broad translational therapeutic experience make for a perfect fit for Pieris.”

Prior to joining Pieris, Dr. Matis served since June 2011 as Executive Director, Strategic Evaluation at Alexion Pharmaceuticals, where he also served from 1993 to 2000, during which time he advanced to the position of Chief Scientific Officer and had a leading role in discovering the first-in-class complement inhibitor monoclonal antibody Soliris® (eculizumab). Before re-joining Alexion in 2011, Dr Matis served as CEO of CGI Pharmaceuticals, Inc. from 2000 to 2006, and of the Immune Tolerance Institute from 2007 to 2010. From 1977 until joining Alexion in 1993, Dr. Matis held senior research and clinical positions at the National Cancer Institute (NCI), National Institutes of Health (NIH), in Bethesda, MD, and the FDA Center for Biologics Evaluation and Research (CBER). Dr. Matis holds a B.A. from Amherst College and an M.D. from the University of Pennsylvania, Perelman School of Medicine, receiving his clinical training in Internal Medicine at the University of Chicago Hospitals and Clinics, and in Medical Oncology at the NCI. Dr. Matis is the author of over 120 publications in major scientific and medical journals and is a co-inventor on multiple patents.

“I’m delighted to join Pieris at this transformative time for the company and look forward to working with the Pieris team to advance the company’s pipeline of novel, highly differentiated therapies addressing major unmet clinical needs,” said Dr. Matis. “Immuno-oncology represents a paradigm shift in cancer treatment, and Pieris’ broad portfolio of multi-targeted product candidates holds great promise for enhanced efficacy and safety as next generation cancer immunotherapeutics.”

In connection with the hiring of Dr. Matis, the Company’s Compensation Committee authorized on July 18, 2015 the grant to Dr. Matis of a non-qualified stock option to purchase up to 500,000 shares of the Company’s common stock, effective as of the first day of his employment, which grant was ratified by the full Board on July 18, 2015. The option grant is an inducement material to Dr. Matis’s entering into employment with the Company in accordance with NASDAQ listing Rule 5635(c)(4). The option has an exercise price of $3.36 per share, the fair market value of the Company’s common stock on the date of grant and will vest as to 25% of the shares on the first anniversary of Dr. Matis’s employment and as to an additional 6.25% of the shares per quarter thereafter, provided that he continues to provide service to the Company on the applicable vesting date. The option has a ten year term and is subject to the terms and conditions of a stock option agreement.

About Pieris Pharmaceuticals:

Pieris is a clinical-stage biotechnology company advancing its proprietary Anticalin® technology to create differentiated drugs that have the potential to be safer and more effective than conventional approaches. Anticalins show promise in addressing high-unmet medical needs and expanding the potential of targeted therapeutics. The company currently has a diverse proprietary pipeline and has ongoing R&D collaborations with Daiichi Sankyo, the Sanofi Group, Zydus Cadila, Stelis Biopharma and Allergan. Anticalin®, Anticalins® are registered trademarks of Pieris. For more information visit www.pieris.com.

Forward Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to novel technologies and methods; our business and product development plans; our liquidity and ability to fund our future operations; or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, our ability to raise the additional funding we will need to continue to pursue our business and product development plans; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to develop, complete clinical trials for, obtain approvals for and commercialize any of our product candidates; competition in the industry in which we operate and market conditions. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the SEC available at www.sec.gov, including without limitation the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the Company’s Quarterly Reports on Form 10-Q.

Company Contact:

Investor Relations Contact:

The Trout Group

Thomas Hoffmann

+1-646-378-2931

thoffmann@troutgroup.com

      or

The Del Mar Consulting Group, Inc.

Robert Prag, President

+1-858-794-5000

bprag@delmarconsulting.com

Pieris Pharmaceuticals, Inc.
Darlene Deptula-Hicks
Chief Financial Officer
+1-603-553-5803
deptula@pieris.com

Media Inquiries:
Gretchen Schweitzer
+49 172 861 8540
gschweitzer@macbiocom.com

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